                                                                   EXHIBIT 10.34

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 3rd day of January, 2001 (the "Effective Date"), between Corzon, Inc., a Texas corporation (the "Company") and Larry Shatsoff (the "Employee").

WHEREAS, Employee has been a senior executive of the Company since June 1, 2000;

WHEREAS, the Company and the Employee desire to enter into an employment agreement to establish the rights and obligations of the Employee and the Company in such employment relationship;

WHEREAS, the terms of this Agreement have been approved by the Board of Directors of the Company;

NOW, THEREFORE, and in consideration of the mutual covenants herein contained, the Company and the Employee hereby mutually agree as follows:

1. Employment and Duties. The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company upon the terms and conditions hereinafter set forth. The Employee shall serve the Company as its President and Chief Executive Officer, until such time as LecStar Acquisition Corporation, a wholly-owned subsidiary of the Company, is merged with and into LecStar Communications Corporation (the "Merger Date"). After the Merger Date, the Employee shall serve the Company in a executive management position to be determined by the Board of Directors of the Company after the Merger Date. In such capacity, the Employee shall have all powers, duties, and obligations as are normally associated with such position. The Employee shall further perform such other duties related to the business of the Company, including travel, as may from time to time be reasonably requested of him by the Company's Board of Directors. The Employee shall devote all of his skills, time, and attention solely and exclusively to said position and in furtherance of the business and interests of the Company except for:

         (a) time spent in managing his personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and

         (b) periods of vacation to which he is entitled.

2. Term of Employment. Unless otherwise terminated in accordance with the terms hereof, the initial term of this Agreement shall be eighteen (18) months commencing on January 3, 2000, the "Effective Date", provided however, that after the expiration of such initial eighteen (18) month term, the company shall have an option to renew the contact for up to an additional eighteen (18) months by giving notice to Employee at least three (3) months prior to the date of expiration (such initial and subsequent terms, if any, to be referred to as the "Employment Term").

3. Compensation. For such services, the Employee shall receive a minimum annual base salary (the "Salary") of $120,000.00 per year, commencing on the Effective Date and continuing throughout the Employment term. The Salary shall be payable in equal installments, no less frequently than semi-monthly, in accordance with the Company's regular payroll practices. The Salary shall be prorated on a daily basis for the years or months, as the case may be, in which Employee commences or terminates his employment relationship hereunder. Ninety (90) days from the date of execution of this Agreement, the Salary shall be increased to an amount commensurate with senior management of comparable telecommunication companies provided, in the judgment of the Board of Directors, such an increase can be supported by the financial condition of the Company. In addition, the compensation committee of the Board of Directors shall conduct an annual review to determine Employee's eligibility to receive a raise in his Salary in each year of the Employment Term together with stock options and bonuses based upon the performance of the Company (and in particular B4B Communications, Ltd.,) during the annual period. In the event the Salary is increased, the amount of the prior Salary, together with any increase(s), shall be Employee's new Salary.

The Employee shall be entitled to a Signing Bonus consisting of 25,000 shares of Company common stock (post-reverse) within 30 days after reversal.

In addition, the Employee shall receive an option, vesting twelve (12) months from the date of this Agreement, to purchase 100,000 shares of common stock of the Company at an exercise price equal to $2.50.

4. Benefits. The Company shall further provide Employee with any health insurance coverage, sick leave and disability programs, tax-qualified retirement plans, stock option plans, paid holidays and vacations, expense reimbursement policies, and other benefits of employment as the Board of Directors may provide from time to time to actively employed senior executives of the Company. Notwithstanding the preceding provisions of this Section 4, during the term of this Agreement (including extensions thereof) the Company shall provide the Employee;

         (a) reimbursement for all reasonable expenses incurred by the Employee in connection with the conduct of the Company's business on presentation of reasonable and appropriate receipts and in accordance with the Company's regular reimbursement policy applicable to senior executives;
         (b) a minimum of 3 weeks of paid vacation per year.


5. Covenants of Employee.

         (a) The terms below shall have the following meanings:

              (i) "Affiliate" shall mean any individual or any corporation, limited liability company, partnership, joint venture, association or other entity or enterprise that directly or indirectly controls, is controlled by, or is under common control with, the indicated person or entity;

              (ii) "Competitive Services" shall mean the provision of telecommunication services, long distance, prepaid calling card and internet services, which are the services provided by the Company as of the date of execution hereof;

              (iii) "Entity" shall mean any individual or any corporation, limited liability company, partnership, joint venture, association or other entity or enterprise other than the Company or its respective Affiliates;

              (iv) "Principal" or "Representative" shall mean a principal, owner, partner, shareholder, joint venture participant, investor, trustee, director, officer, manager, employee, agent, representative or consultant;

              (v) "Protected Customers" shall mean any and all customers of the Company with whom Employee had material contact during his employment with the Company, or about whom Employee learned Confidential Information (as defined below), during the one year period immediately prior to the date of execution hereof;

              (vi) "Protected Employees" shall mean individuals providing professional services to the Company who are then employed or leased by the Company or who were so employed or leased by the Company at any time during the one-year period immediately prior to the termination of Employee's employment; and

              (vii) "Services" shall mean executive, managerial, or financial services related to the provision of Competitive Services, which are the services provided by Employee for or on the Company's behalf during his employment with the Company and as of the date of execution hereof.

         (b) During the Employment Term and for a period of six (6) months immediately following termination of Employee's employment pursuant to Section 10 hereof (or for a period of three (3) months immediately following termination of Employee's employment pursuant to Section 11 or 12 hereof) Employee shall not, directly or indirectly, on Employee's own behalf or as a Principal or Representative of any Entity:

              (i) provide Services within a 50-mile radius of any of the locations where Employee has performed Services for the Company during the last year of employment with the Company, as listed on Exhibit "A" hereto and incorporated herein by reference (the "Territory"), to any Entity engaged in providing Competitive Services. In the event that, and each time during Employee's employment with the Company, the Territory in which Employee performs services or the duties which Employee performs changes, Employee and the Company shall amend Exhibit "A" as necessary to reflect such change;

              (ii) call upon, solicit, induce, recruit or attempt to solicit any Protected Employee for the purpose or with the intent of enticing such Protected Employee for the purpose or with the intent of enticing such Protected Employee away from or out of the employ of, or other business relationship with, the Company or its Affiliates or to enter employment or other business relationship with any other Entity engaged in providing Competitive Services;

              (iii) solicit or call upon any Protected Customer for the purpose of providing Competitive Services;

              (iv) call upon any prospective acquisition candidate either (A) called upon by the Company or its Affiliates or (B) for which the Company or its respective Affiliates made an acquisition analysis, and, in either case, with whom Employee had material contact or about whom Employee learned Confidential Information (as defined below) during the three (3) year period immediately prior to the termination of Employee's employment (or shorter period, if Employee has not then been employed by Company for three (3) years), for the purpose of acquiring such entity.

         (c) Notwithstanding anything contained in this section 5 to the contrary, nothing shall prevent the Employee from: (i) having a financial interest in a publicly-traded competitor of the Company if that interest is in the form of ownership of less than two (2%) percent of the outstanding stock of such company; and/or (ii) engaging in activities otherwise prohibited by this section if the Employee receives the prior approval of the Board of Directors which approval must be based upon a finding that there is no actual conflict of interest (such approval shall net be unreasonably withheld).

         (d) The covenants in this Section 5 are severable and separate, and if any specific covenant is found to be unenforceable, the provisions of any other covenant shall not be affected. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable and the Agreement shall thereby be reformed.

6. Confidential Information.

         (a)    The terms below shall have the following meanings;

              (i) "Trade Secrets" shall mean the trade secrets of the Company as defined by Connecticut state statutes.

              (ii) "Confidential Information" shall mean information of the Company, other than Trade Secrets, and its subsidiaries and affiliates, its licensors, vendors, suppliers, customers or prospective licensors, vendors, suppliers or customers, that is of value to its owner and is treated as confidential, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, future business plans, licensing strategies, advertising campaigns, information regarding executives and employees, and the terms and conditions of this Agreement. Confidential information shall not include any data or information that (x) has been voluntarily disclosed to the general public by the Company, (v) has been independently developed and disclosed to the general public by others, or (z) otherwise enters the public domain through lawful means.

         (b) The Company may disclose to Employee certain Trade Secrets and Confidential Information. Employee acknowledges and agrees that the Trade Secrets and Confidential Information are the sole and exclusive property of the Company (or a third party providing such information to the Company) and that the Company or such third party owns all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right. Employee acknowledges and agrees that the disclosure of the Trade Secrets and Confidential Information to Employee does not confer upon Employee any license, interest or rights of any kind in or to the Trade Secrets or Confidential Information. Employee may use the Trade Secrets and Confidential Information solely for the benefit of the Company while Employee is employed or retained by the Company. Except in the performance of services for the Company, Employee will hold in confidence and not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, by any means, or for any purpose, the Trade Secrets or Confidential Information or any portion thereof. Employee agrees to return to the Company, upon request by the Company, the Trade Secrets and Confidential Information and all materials relating thereto.

         (c) Employee's obligations under this Agreement with regard to the Trade Secrets shall remain in effect for as long as such information shall remain a trade secret under applicable law. Employee acknowledges that its obligations with regard to the Confidential Information shall remain in effect while Employee is employed or retained by the Company and for two (2) years thereafter. Provided however that Employee's obligations with regard to Confidential Information shall remain in effect while Employee is employed or retained by the Company and for one (1) year thereafter in the event of the termination of Employee's employment pursuant to Section 11 or 12 hereof.

         (d) Employee acknowledges that existing or prospective customers of the Company may be companies that are publicly traded and subject to various roles and regulations of the Securities and Exchange Commission. Employee acknowledges that the Company has a policy that no one associated with the Company may trade in securities of any customer of the Company or the Company itself based on material, nonpublic information concerning the customer. Additionally, the Company expressly forbids the unauthorized disclosure of any nonpublic information acquired by anyone associated with the Company relating to a customer of the Company. Employee shall notify the Company prior to trading the securities of any customer or Securities of the Companies.

         (e) Nothing contained herein shall be deemed to waive any of the Company's rights or remedies under any applicable trade secrets acts.

         (f) Upon termination of employment for any reason, Employee shall return immediately to the Company all documents, property, computerized information, and other records of the Company, and all copies thereof, within Employee's possession, custody or control, including but not limited to any materials containing any Trade Secrets or Confidential Information or any portion thereof.

7. Ownership. For purposes of this Agreement, "Work Product" shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right, created or developed in whole or in part by Employee, whether prior to the date of this Agreement or in the future while employed by the Company (whether developed during work hours or not) and which either (i) relate to the present or anticipated business, research, developments, tests, products, work or activities of the Company or (ii) result from or are suggested by any work Employee may do for the Company. All Work Product shall be considered work made for hire by the Employee and owned by the Company. If any of the Work Product may not, by operation of the law, be considered work made for hire by Employee for the Company, or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, Employee hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company, without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name copyrights, registrations, and any other protection available in the Work Product. Employee agrees to perform, during or after Employee's employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company's ownership of the Work Product that are reasonably requested by the Company.

8. Equitable Relief. The parties to this Agreement acknowledge that a breach by Employee of any of the terms or conditions of this Agreement will result in irrevocable harm to the Company and that the remedies at law for such breach may not adequately compensate the Companies for damages suffered. Accordingly, Employee agrees that in the event of such breach, the Company shall be entitled to injunctive relief or such other equitable remedy as a court of competent jurisdiction may provide. Nothing contained herein will be construed to limit the Company's right to any remedies at law or equity, including the recovery of damages for breach of this Agreement.

9. No Defense. The existence of any claim, demand, action or cause of action that Employee may have against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants contained in Sections 5, 6, 7 and 8 hereof.

10. Termination for Cause Without Compensation. The Employee may be terminated under this Agreement upon:

         (a) Three (3) months written notice by either party of its intention not to renew this Agreement;

         (b) Written notice to the Employee upon the occurrence of any of the following:

              (i) the commission by the Employee of any deliberate and premeditated act involving moral turpitude detrimental to the Company's economic interests; or

              (ii) the conviction of the Employee of a felony.

         (c) upon thirty (30) days prior written notice by the Company to the Employee upon the occurrence of any of the following:

              (i) the willful damage of a material nature directly caused by the Employee to the Company; or

              (ii) Employee's gross negligence of a material nature in connection with the performance of his duties.

         (d) ten (10) days' written notice by Employee to the Company if the Employee resigns without Good Reason as defined in Section 12.


11. Termination By the Company Without Cause. In the event the Employee's employment hereunder is terminated for any reason other than Cause as specified in Section 10 above, the Company shall pay to Employee, as severance compensation for such termination, an amount equal to $120,000, payable on regular paydays over a one-year period. In addition, the Employee's rights and interests in any warrants and options through the date of termination and all other benefits in which Employee is then a participant (subject to the terms of such benefit plans) upon such termination, shall immediately vest in full and be exercisable by Employee without restriction.

12. Employee's Right to Terminate With Good Reason.

         (a) The terms below shall have the following meanings;

             (i) "Good Reason" shall mean the occurrence of one of the following events.

                 (a) Except as set forth in Section 1, the Employee's title is changed in a materially adverse manner:

                 (b) The Employee's Salary is reduced for any reason other than in connection with the termination of his employment.

                 (c) For any reason other than in connection with the termination of the Employee's employment, the Company materially reduces any fringe benefit provided to the Employee hereunder below the level of such fringe benefit provided generally to other actively employed similarly situated executives of the Company.

                 (d) A change of over fifty (50) miles in the Employee's principal place of employment in Connecticut.

                 (e) The Company otherwise materially breaches, or is unable to perform its obligations under this Agreement.

         (b) The Employee may terminate his employment at any time with Good Reason upon written notice to the Company. In the event that the Company is unable to cure the event which constitutes Employee's Good Reason for terminating the Agreement within thirty (30) days of such notice, the Company shall pay to Employee as severance compensation for such termination, an amount equal to $120,000 payable on regular paydays over a one-year period.. In addition, the Employee's rights and interests in any warrants and options through the date of termination and all other Benefits in which Employee is then a participant (subject to the terms of such benefit Plans), upon such termination, shall immediately vest in full and be exercisable by Employee without restriction. The failure by the Employee to set forth any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the executive from asserting such fact or circumstance in enforcing his rights hereunder.

Upon termination under this Section 12, or under Sections 10 or 11 above, the parties hereto shall be relieved of any obligations under this Agreement (except for any obligations set forth in Sections 5, 6, 7, 8, 14, 16, and 17 hereof) from and after the effective date of Employee termination. If termination occurs under either Section 11 or 12, those termination provisions as defined under those Sections remain in force.


13. Death of the Employee. If the Employee dies during the Employment Term, (a) this Agreement shall terminate, and (b) the Company will pay to the Employee's estate an amount equal to $120,000, payable on regular paydays over a six month period. The Company benefit plans in which Employee was a participant prior to his death shall vest in full upon his death and be exercisable by Employee's estate, subject to the terms of such benefit plans.

14. Compliance with Securities Laws. Employee agrees to comply withall applicable state and federal securities laws, rules, and regulations, as may be in effect from time to time,

15. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Connecticut.

16. Arbitration. The parties agree that with the exception of claims for injunctive relief, any dispute, claim or controversy of whatever nature arising out of or relating to the negotiation, execution, performance or breach of this Agreement or any other dealings between them shall be resolved solely by arbitration before three panel members in proceedings conducted in Connecticut before the American Arbitration Association in accordance with its Commercial Arbitration Rules. The decision of a majority of said panel members shall be deemed conclusive, final and binding upon the parties; and may be entered as the judgment of any court of competent jurisdiction. The parties shall execute all submission agreements and other documents authorizing the submission of said dispute to arbitration for a final determination and award. The arbitration panel shall be empowered to award attorney's fees and expenses of arbitration (including expert witness fees) to the prevailing party in any such arbitration. Furthermore, with respect to any civil action instituted for injunctive relief, the parties hereby expressly agree to submit themselves to, and consent to the jurisdiction and venue of the Superior Court of Connecticut. Nothing contained in this paragraph shall restrict or prevent any party from initiating a proceeding in equity before any court of competent jurisdiction to obtain a temporary restraining order, injunction or other equitable relief which said initiating party may have against the other.

17. Assignability. The Employee may not assign his interest in or delegate his duties under this Agreement. The rights and obligations of the Company hereunder may be assigned only by operation of law in connection with a merger in which the Company is not the surviving corporation or in connection with the sale of substantially all of the assets of the Company, and in the latter event such assignment shall not relieve the Company of its obligations hereunder.

18. Indemnification of Employee as a Director and Officer of the Companies. The Company hereby agrees that it shall indemnify Employee to the fullest extent permitted by applicable law, from and against all losses, costs, claims, judgments and expenses, as and when incurred by Employee by reason of his being or having been a director and/or an officer of the Company. The indemnification provided for herein shall not be deemed exclusive of any other rights to which Employee may be entitled under any by-law, agreement, insurance policy, vote of shareholders or otherwise.

19. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.

20. Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, shall be in writing and shall be deemed effective when either: (1) personally delivered to the intended recipient; (2) sent by certified or registered mall, return receipt requested, addressed to the intended recipient at the address specified below; (3) delivered in person to the address set forth below for the party to which the notice was given; (4) deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, addressed to such party at the address specified below; or (5) sent by facsimile, telegram or telex, provided that receipt for such facsimile, telegram or telex is verified by the sender and followed by a notice sent in accordance with one of the other provisions set forth above. Notices shall be effective on the date of delivery or receipt, of, if delivery is not accepted, on the earlier of the date that delivery is refused or three (3) days after the date the notice is mailed. For purposes of this Paragraph, the addresses of the parties for all notices are as follows (unless changes by similar notice in writing are given by the particular person whose address is to be changed):


If to the Employee:                         Larry Shatsoff
                                            39 Hansen Farm Road
                                            North Haven, CT 06604


If to the Company:                          1087 Broad Street, Suite 402
                                            Bridgeport, CT 06604


With a copy to:


21. Entire Agreement; Modification: This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended in any way except in writing by the parties hereto.

22. Waiver. No waiver by the Company of any breach by the Employee of this Agreement shall be construed to be a waiver as to succeeding breaches.

23. Severability. In any provision or part of any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such holding shall not affect the enforceability of any other provisions or parts thereof; and all other provisions and parts thereof shall continue in full force and effect.

24. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on or as of the date and year first above written.


CORZON, INC.

/s/ JOSE A. AUFFANT
- --------------------------
    Jose A. Auffant
    Chairman of the Board
    and President



LARRY SHATSOFF

/s/ Larry Shatsoff